EXHIBIT 2.2

                                 PLAN OF MERGER
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                                 PLAN OF MERGER

THIS PLAN OF MERGER (this "Plan of Merger"), dated as of January 21, 2004, is among Worldwide Wireless Networks, Inc., a Nevada corporation, and eCHEX International, Inc., a California corporation (collectively "Constituent Corporations").

WHEREAS, eCHEX International, Inc., a California corporation, ("the parent"), as owner of 95% of the issued and outstanding capital (common) stock of Worldwide Wireless Networks, Inc., a Nevada Corporation, and eCHEX International, Inc. ("the subsidiary") have agreed by a Plan of Reorganization approved in United States District Court Bankruptcy Case No. 0217020 JB as of December 31, 2003 to the merger of eCHEX International, Inc. with and into Worldwide Wireless Networks, Inc.; and

WHEREAS, the respective Boards of Directors of the Constituent Companies have each approved the merger of eCHEX International, Inc. into Worldwide Wireless Networks, Inc. in accordance with California Corporations Code and the Nevada Revised Statutes and the U.S. Bankruptcy Code; and

WHEREAS, this Plan of Merger shall be filed with the Secretary of State of Nevada and Secretary of State of California in order to consummate the merger of the Company with and into Parent; and

WHEREAS, the Constituent Companies have agreed to execute and file this Plan of Merger as may be required under the Nevada Revised Statutes and the California Corporations Code.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Parent and the Subsidiary hereby agree as follows:

     1. THE MERGER. At the Effective Time, in accordance with this Plan of Merger, and the California Corporations Code and the Nevada Revised Statutes, eCHEX International, Inc. shall be merged (such merger being herein referred to as the "Merger") with and into Worldwide Wireless Networks, Inc., the separate existence of the Subsidiary shall cease, and Worldwide Wireless Networks, Inc. shall continue as the surviving corporation (hereinafter sometimes is referred to as the "Surviving Corporation.")

     2. EFFECT OF THE MERGER. As the Merger is effected, the Surviving Corporation shall change its name to "eCHEX Worldwide Corp." and the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due to either of the Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of such corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in any of such Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any of said Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.



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     3. CONSUMMATION OF THE MERGER.  The parties hereto will cause the Merger to be consummated by filing with the Secretaries of State of Nevada and California, Articles of Merger, a Certificate of Ownership (if necessary), and this Plan of Merger in such form as required by, and executed in accordance with, the
relevant   provisions  of  the  Nevada  Revised   Statutes  and  the  California
Corporations Code (the time of such filing being the "Effective Time" and the date of such filing being the "Effective Date").

     4. ARTICLES OF INCORPORATION: BYLAWS: DIRECTORS AND OFFICERS. The Articles of Incorporation and Bylaws of the Surviving Corporation shall be identical with the Articles of Incorporation and Bylaws of Worldwide Wireless Networks, Inc. as in effect immediately prior to the Effective Time until thereafter amended as provided therein and under Nevada Statutes except as to the Amendment to change the name to eCHEX Worldwide Corp. and as contained in the attached Articles of Amendment.

     5. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of either Constituent Company or the holder of any of the shares (the "Shares") of common stock, (the "Common Stock") of the
Company:

          (1) Each Share issued and outstanding of Worldwide Wireless Networks, Inc. immediately prior to the Effective Time shall remain as issued and outstanding common stock of the merged companies subject to a one for five thousand reverse split effective as of December 31, 2003, pro rata.

          (2) Each Share which is held in the treasury of the Worldwide Wireless Networks, Inc. or which is owned by any direct or indirect subsidiary of the Company shall be canceled and retired, and no payment shall be made with respect thereto.

          (3) Each outstanding or authorized subscription, option, warrant, call, right (including any preemptive right), commitment, or other agreement of any character whatsoever which obligates or may obligate the Parent to issue or sell any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock or securities convertible into or exchangeable for such shares, if any, shall remain unchanged.

          (4) Each share of Common Stock of eCHEX International, Inc. issued and outstanding immediately prior to the Effective Time shall be converted into one share of the Surviving Corporation, on a post reverse split basis.

          (5) No Fractional Shares and no certificates or scrip representing such fractional Merger Shares, shall be issued.

     6. TAKING OF NECESSARY ACTION: FURTHER ACTION. Each of Parent, and the Subsidiary shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under Nevada Revised Statutes, the California Corporation Code, or federal law as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.



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IN WITNESS WHEREOF, the authorized officers of Worldwide Wireless Networks, Inc.
and eCHEX International, Inc. have caused this Plan of Merger to be executed as of the date first above written and further affirm and certify that the Resolutions authorizing the merger pursuant to the Plan of Merger have been duly adopted by the Boards of Directors of each company and that no vote of shareholders of either constituent company is required under Nevada Revised Statutes or the California Code.



eCHEX International, Inc.
(a California corporation)


By:/s/Madeleine Gestas
-------------------------------
Madeleine Gestas, President

Worldwide Wireless Networks, Inc.
(A Nevada corporation)


By:/s/Madeleine Gestas
--------------------------
Madeleine Gestas, President